                                                                    EXHIBIT 10.4


                             E-Tek Dynamics, Inc.
                              1855 Lundy Avenue
                              San Jose, CA 95131

                               December 2, 1997


MR. Sanjay Subhedar
[Address]


      Re:    Employment with E-Tek Dynamics, Inc.
             -----------------------------------

Dear Sanjay:

     E-Tek Dynamics, Inc. (the "Company") is pleased to offer you a position as Vice President and Chief Financial Officer of the Company, with responsibility for the Company's finance, accounting, information technology, facilities, legal, safety and security operations, on the terms set forth in this letter agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below. At the end of the Company's 1998 fiscal year, the Board of Directors of the Company will evaluate your performance and your ability to perform in conjunction with the management team of the Company in order to determine whether it is appropriate for you to assume the role of the Company's chief operating officer, with an appropriate increase in compensation.

     1.   Reporting Duties and Responsibilities; Employment at Will. In this
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position you will report to the President and Chief Executive Officer of the
Company. This offer is for a full time position, located at the offices of the Company, except as reasonable travel to other locations may be necessary to fulfill your responsibilities. Your employment with the Company is on an "at will" basis, and either you or the Company may terminate your employment with the Company at any time, for any or no reason.

     2.   Severance Payments upon Termination.  If the Company terminates your
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employment (i) for any reason other than Cause; or (ii) you resign for "Good
Reason," (A) the Company will pay you an agreed upon severance in an amount equal to your then base salary for the lesser of (i) twelve months; or (ii) the number of months before you obtain a position with another firm and (B) the vesting for all options and restricted stock held by yon shall be accelerated by twelve months as of such termination of employment. Upon a Change of Control (as defined below), the vesting for all options and restricted stock held by you shall be accelerated by twelve months as of such Change of Control but shall not be further accelerated pursuant to the preceding sentence upon your termination of employment.

     "Cause" shall mean (i) gross negligence or willful misconduct in the performance of duties to the Company after one written warning detailing the concerns and offering you opportunities to cure; (ii) material and willful violation of any federal or state law;

Mr. Sanjay Subhedar
December 2,1997
Page 2


(iii) commission of any act of fraud with respect to the Company; (iv) commission of a felony or a crime causing material harm to the standing and reputation of the Company; or (v) intentional and improper disclosure of the Company's confidential or proprietary information.

     Resignation for "Good Reason" shall occur if you voluntarily resign from employment because of (i) a material adverse change in your position with the Company which materially reduces your responsibility, without Cause and without your written consent; (ii) a material reduction in your compensation without your written consent; or (iii) a relocation of your place of employment outside of the seven (7) Bay Area counties, without your written consent.

     You agree that the payments set forth in this offer letter constitute all payments that you shall be entitled to, and under any theory, in the event of any termination of employment.

     For purposes of this agreement, a Change of Control shall be deemed to occur upon: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert; (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iv) a change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company, or (v) the liquidation or winding up of the business of the Company.

     3.   Salary: Bonus; Benefits and Vacation.  Your initial and minimum base
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salary will be $14,584 per month, subject to annual review in good faith by the
Company's President and Chief Executive Officer, payable in accordance with the Company's customary payroll practice as in effect from time to time. You will also be eligible to cam an annual target bonus in the amount of $100,000 (prorated for fiscal 1998) based on the achievement of certain strategic, business and financial objectives dud you and the Company's President and Chief Executive Officer will mutually determine in good faith. The objectives for your first year will be determined promptly after your acceptance of this letter, objectives for future years will be

Mr. Sanjay Subhedar
December 2, 1997
Page  3


determined promptly after the beginning of each fiscal year of the Company. You will also receive the Company's standard employee benefits package (including directors' and officers, insurance and medical and life insurance), and will be subject to the Company's vacation policy, as such package4ge and policy are in effect from time to time.

     4.   Stock Option.  The Board will grant you a stock option to purchase up
          ------------
to 1,200,000 shares of the Company Common Stock pursuant to the Company's Stock Option Plan (approximately 2% of the Company's outstanding stock). The option will have an exercise price equal to the then-current fair market value of the Company Common Stock as of your commencement of employment, not to exceed $4.00 per share. The option will be immediately exercisable, subject to an optional repurchase by the Company (at your original purchase price) on termination of employment that will lapse over a four-year vesting schedule at the rate of 300,000 shares vesting at the end of your first twelve months of service and 25,000 shares vesting in each of the next succeeding 36 months, at the close of each such month during which you remain employed with the Company.

     5.   Confidential Information. As an employee of the Company, you will have
          ------------------------
access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

     6.   At-Will Employment.  While we look forward to a long and profitable
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relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time, with or without cause or advance notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

     7.   Authorization to Work.  Because of Federal regulations adopted in the
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Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our human resources department.

     8.   Term of Offer.  This offer will remain open until December 6, 1997.
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If you decide to accept our offer, and I hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other

Mr. Sanjay Subhedar
December 2, 1997
Page 4


or prior written or oral agreements by you with the Company as to the specific subjects of this letter, and will be binding upon and inure to the benefit of our respective successors and assigns, and your heirs, administrators and executors, will be governed by California law, and may only be amended in a writing signed by you and the Company.

     9.   Dispute Resolution. If a legal action or other proceeding is brought
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for enforcement of this Agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred, both before and after judgment in addition to any other relief to which1dch they may be entitled.

     We are very excited to have you join us at B-Tek and look forward to working with you.
                                   Sincerely,
                                   /s/ Michael J. Fitzpatrick
                                   Michael J. Fitzpatrick
                                   President and Chief Executive Officer

Acknowledged, Accepted and Agreed                  Date:
/s/ Sanjay Subhedar                                      12/4/97
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Sanjay Subhedar